State of Delaware
Secretary of State
Division of Corporations
Delivered 12:31 PM 08/29/2013
FILED 12:28 PM 08/29/2013
SRV 131038218 - 5052798 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
EPSILON CORP.

EPSILON CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is Epsilon Corp. (hereinafter called the "Corporation")

SECOND: That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered I so that, as amended said Article I shall be and read as follows:

"The name of the corporation is Great East Energy, Inc. (hereinafter called the "Corporation")."

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered IV so that, as amended said Article IV shall be and read as follows:

"(a) The total number of shares of stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) which shall consist of (i) one hundred million (100,000,000) shares of common stock, $.0001 par value per share (the "**Common Stock**"), and (ii) ten million (10,000,000) shares of preferred stock, $.0001 par value per share (the "**Preferred Stock**"). Each holder of the shares of Common Stock shall be entitled to one vote for each share of Common Stock held by them of record at the time duly set for determination of the holders thereof entitled to vote.

(b) The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i) the designation of such series;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock, and whether such

dividends shall be cumulative or non-cumulative;

(iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation."

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendments. The holders of a majority of the outstanding stock entitled to consent thereto have granted written consent with respect to such stock in favor of said amendments and due notice has been given to those shareholders who have not consented in writing.

FOURTH: The amendment herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The amendment herein certified shall become effective on September 10, 2013.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the 29th day of August 2013.

EPSILON CORP.

By: ______________________

Name: Michael Doron

Title: Chief Executive Officer